CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214784 and 333-216965) and Forms S-8 (No. 333-218878, 333-89369, 333-37400, 333-40430, 333-42974, 333-43996, 333-111543, 333-117068, 333-127989, 333-137314, 333-141245, 333-153766, 333-175885, 333-196775 and 333-213699) of Internap Corporation of our reports dated March 15, 2018 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of Internap Corporation’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

/s/ BDO USA, LLP
Atlanta, Georgia
March 15, 2018